Exhibit 10.1

150 Allen Road, Suite 201 Basking Ridge, New Jersey 07920 USA Phone: 973-290-0097

September 26, 2019

Daniel S. Goldberger

644 College Avenue

Boulder, CO 80302

Dear Dan,

On behalf of electroCore, Inc., a Delaware corporation (the “Company”, “we” or “our”), I am pleased to offer you (“you” or the “Executive”) a position as Chief Executive Officer of the Company effective as of October 1, 2019 (the “Start Date”). This offer and your employment are subject to the successful completion of the Company’s standard background check. In this role, you will serve as the Chief Executive Officer of the Company eligible for the benefits provided herein and report directly to the Company’s Board of Directors (the “Board”).

This letter, when signed by you, will constitute our agreement (the “Agreement”) concerning your role as an employee of the Company.

1. Duties; Termination. During the term of this Agreement, you hereby agree to serve in the capacity noted above (or such other capacity as we shall mutually hereafter agree) and to perform such services as are customarily required of such position and as are assigned to you by the Board.

As of the Start Date, and through the remainder of your term of employment with the Company, you shall devote your full business time and attention to your duties to the Company and its subsidiaries and affiliates, and shall perform your duties to the Company faithfully, competently, diligently and to the best of your ability, and subject to, and in accordance with, all of the Company’s policies, rules, code of conduct and ethics, and regulations as are in effect from time to time, and you shall not engage in any other business activities without the prior written consent of the Board; provided that you may serve as a non-executive member of the Board of Directors of Repro Med Systems, Inc. d/b/a RMS Medical Products (“RMS”) provided such activities do not materially interfere with your duties to the Company. You agree to promptly resign your Executive Chairman position with RMS and all of your positions with Synergy Disc Replacement, Inc. Upon the Start Date, you shall be appointed as a member of the Board, for which you will receive no additional consideration.

Either party may terminate this Agreement at any time by providing the other with not less than four (4) weeks prior written notice of such termination, subject to the terms of the Company’s Executive Severance Policy as in effect from time to time (the “Severance Policy”). You agree to resign from the Board, and from the board or similar governing body of any subsidiary or affiliate of the Company, upon the termination of your employment with the Company for any reason, and you shall promptly execute any and all documents necessary to effectuate such resignation(s) at such time.

150 Allen Road, Suite 201 Basking Ridge, New Jersey 07920 USA Phone: 973-290-0097

2. Compensation. As full compensation for your services to the Company hereunder and in consideration of the other covenants contained or referenced herein, you shall receive:

(a) during the term of your employment, an annual salary of $500,000, less applicable withholding taxes and other deductions, paid semi-monthly in accordance with the Company’s customary payroll practices (as such amount may be increased from time to time at the Company’s discretion);

(b) during the term of your employment, an annual target discretionary bonus of 50% of your annual base salary payable at the discretion of the Board, which shall be based on Company performance and other criteria for each calendar year determined by the Board; provided that, assuming your employment start date is not later than October 1, 2019, your bonus in respect of your services to the Company from and after the Start Date for the remainder of calendar year 2019 shall not be less than $62,500. Annual bonuses will be paid in the calendar year following the year in respect of which it is earned at the same time that the Company normally pays bonuses, if any, to other senior executives. Bonus goals and objectives for 2020 and beyond will be established by the Board with input from the Compensation Committee of the Board. You must be employed with the Company at the time of the payout date of any bonus opportunity in order to receive any bonus payout and in no event will any bonus be due or payable in the event of a termination of your employment for Cause (as defined in the Severance Policy);

(c) during the term of your employment, eligibility to participate in the Company’s employee benefit plans applicable to employees and officers as in effect from time to time, including the Company’s healthcare benefit plans, the Severance Policy, 401(k) plan and paid time off (PTO) annually in accordance with the Company’s policies in effect from time to time, provided that the Executive shall be entitled to four weeks of paid vacation per year. A package describing certain of these benefits will be provided to you;

(d) a long-term equity incentive grant for services to be rendered for the balance of 2019 and for 2020 comprised of a combination of restricted stock units (“RSUs”) and an option to purchase common stock of the Company (an “Option”) pursuant to the Company’s 2018 Omnibus Equity Incentive Compensation Plan (the “Equity Plan”). The RSUs and Option shall have an aggregate estimated value of $1,100,000 on the Start Date, with 75% of such value being attributable to the Option based on its Black-Scholes value and 25% of such value being attributable to the RSUs based on the present market value of the underlying common stock of the Company, in each case as of the Start Date. Both the Option and the RSUs shall vest 25% on each of the first four annual anniversaries of the Start Date (subject to your being employed by the Company on any applicable vesting date). The Option grant will have an initial term of 10 years and shall be made pursuant to the Company’s standard Stock Option Agreement (a copy of which will be provided to you and which you will be required to execute as a condition to such grant) and the Equity Plan with an initial exercise price per share of Company common stock based on the closing price on the Start Date of the Company’s common stock on the Nasdaq Stock Market or such other national market on which the Company’s stock then trades)(the “Grant Price”); and the RSUs will be made pursuant to the Company’s standard RSU award agreement. Any long term equity incentive award for years 2021 and beyond will be made in accordance with our standard employee incentive plans as in effect from time to time;

150 Allen Road, Suite 201 Basking Ridge, New Jersey 07920 USA Phone: 973-290-0097

(e) a one-time new hire equity incentive grant comprised of a combination of RSUs (the “Inducement RSUs”) and an option (the “Inducement Option”) to purchase common stock of the Company with the same terms, including as to vesting, as the RSUs and Options referenced in clause (d) above, having an aggregate estimated value of $500,000 on the Start Date, with 75% of such value being attributable to the Inducement Option based on its Black-Scholes value and 25% of such value being attributable to the Inducement RSUs based on the Grant Price, in each case as of the Start Date; and

(f) reimbursement from time to time as incurred for the reasonable out-of-pocket moving expenses incurred to relocate your family and physical possessions from Colorado to New Jersey, such reimbursement to be made in accordance with the Company’s standard expense reimbursement policies, and not to exceed $100,000 in the aggregate.

3. At-Will Employment. You acknowledge and agree that your employment with the Company is “at will,” meaning that either you or the Company (acting through its Board or an officer expressly authorized to so act) may terminate your employment with the Company at any time and for any reason (or no reason) upon not less than four (4) weeks prior written notice to the other party, subject to the terms of the Severance Policy.

4. Confidential Information and IP Assignment; Severance Policy. You hereby agree to execute and be bound by the Company’s standard Employee Confidentiality and Assignment Agreement, a copy of which is attached hereto. You acknowledge that such agreement contains certain post-employment restrictions, including a non-compete and non-solicitation agreement. As additional consideration for such covenants, the Company agrees that you shall be covered by the Severance Policy, as such policy may be in effect from time to time. A copy of the Severance Policy, as currently in effect, has been provided to you. You acknowledge and agree that the Company reserves the right to amend such policy from time to time or to terminate such policy; provided, that no such amendment or termination shall reduce the amount of severance benefits payable to you upon an involuntary termination of employment, or otherwise be amended in a manner materially adverse to you, without your prior consent.

5. Miscellaneous. This Agreement, together with the documents referred to herein, contains the entire agreement of the parties with respect to the subject matter hereof and may be amended only by a written instrument signed by you and the Company. Because of the personal nature of the services to be rendered by you under this Agreement, you may not assign this agreement without the prior written consent of the Company. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

150 Allen Road, Suite 201 Basking Ridge, New Jersey 07920 USA Phone: 973-290-0097

6. Governing Law; Jurisdiction. This Agreement shall be governed in accordance with the laws of the State of New Jersey. The parties hereto consent to the jurisdiction of the courts of the State of New Jersey for all disputes arising pursuant to this Agreement.

If you agree with the foregoing terms, please indicate such agreement by signing the enclosed duplicate original of this letter in the space provided and returning it to the Company.

Very truly yours, electroCore, Inc.

By:	/s/ Trevor Moody
Name: Trevor Moody
Title: Director

Acknowledged and Agreed:

/s/ Daniel S. Goldberger
Daniel S. Goldberger